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                                                                     EXHIBIT 5.1

               [HELLER EHRMAN WHITE & MCAULIFFE LLP LETTERHEAD]



November 1, 2000

ALZA Corporation
1900 Charleston Road
Mountain View, CA 94039-7210

     RE: Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to ALZA Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission on or about September 22, 2000 (as may be further amended or supplemented, the "Registration Statement") for the purpose of registering under the Securities Act of 1933, $1,090,000 aggregate principal amount at maturity of the Company's Zero Coupon Convertible Subordinated Debentures due July 28, 2020 (the "Debentures") and the shares of the Company's common stock, par value $.005 per share, issuable upon conversion of the Debentures (the "Conversion Shares") to be sold by certain selling securityholders listed in the Registration Statement (the "Selling Securityholders"). The Debentures were issued pursuant to an Indenture, dated as of July 28, 2000, between the Company and The Chase Manhattan Bank and Trust Company, National Association, as trustee (the "Indenture").

     We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

     In rendering our opinion, we have examined the following records, documents, instruments and certificates and such additional certificates relating to factual matters as we have deemed necessary or appropriate for an opinion:

     (a) The Restated Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware;

     (b) The Bylaws of the Company, certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

     (c) A Certificate of an officer of the Company (i) attaching records certified to us as constituting all records of proceedings and actions of the Board of Directors, including any committee thereof, and stockholders of the Company relating to the Debentures, the Indenture, the
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Conversion Shares and the Registration Statement, and (ii) certifying as to certain factual matters;

     (d) The Registration Statement and the Pre-Effective Amendment No. 1 thereto;

     (e)  The Indenture, including the Form of Debenture attached thereto; and

     (f) Representations from the Company's transfer agent as to the number of shares of the Company's common stock that were outstanding on October 15, 2000.

     We have assumed that the number of shares of common stock outstanding has not changed from October 15, 2000 to the date of this letter and that the number of Conversion Shares will be less than 763,601,858 the number of shares of common stock of the Company currently authorized but not outstanding or otherwise reserved for issuance, and that this number of shares of common stock of the Company will be available for issuance at the time the Debentures are converted.

     This opinion is limited to the federal laws of the United States of America, the General Corporation Law of the State of Delaware (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution) and, insofar as it relates to the enforceability opinion expressed in paragraph 1, the laws of the State of New York, and we disclaim any opinion as to the laws of any other jurisdiction. We express no opinion as to the applicable choice of law rules that may affect the interpretation or enforcement of the Indenture and the Debentures; the enforceability of any waiver of immunities contained in the Indenture or the Debentures; or the enforceability of any liquidated damages provision contained in the Indenture or the Debentures. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body.

     Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that (i) the Registration Statement becomes and remains effective during the period when the Debentures and Conversion Shares are offered and sold, (ii) the Conversion Shares will be issued, delivered and paid for in accordance with the terms of the Debentures and (iii) appropriate certificates evidencing the Conversion Shares will be executed and delivered by the Company, it is our opinion that:

     1. The Debentures, when sold by the Selling Securityholders in the manner described in the Registration Statement, will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     2. When issued upon conversion of the Debentures and upon receipt by the Company of the conversion price therefor, the Conversion Shares will be legally issued, fully paid and non-assessable.

     This opinion is rendered to you in connection with the Registration Statement. This opinion may not be relied upon by you for any other purpose without our prior written consent.

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We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Registration Statement.

                                  Very truly yours,



                                  /S/ HELLER EHRMAN WHITE & MCAULIFFE LLP

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